Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 2, 2021, with respect to the consolidated financial statements of EBS Intermediate Parent LLC contained in the Final Prospectus, filed on October 29, 2021, relating to the Registration Statement on Form S-1 (File No. 333-260067), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Miami, Florida

October 29, 2021